Exhibit 4.1

COMMITMENT INCREASE AGREEMENT

This Commitment Increase Agreement (this “Agreement”) dated as of May 13, 2004, is entered into among Carriage Services, Inc., a Delaware corporation (the “Borrower”), Bank of America, N.A., in its capacity as a Lender (“Bank of America”), Wells Fargo Bank, National Association (formerly Wells Fargo Bank Texas, National Association), in its capacity as a Lender (“Wells Fargo”), and Bank of America, N.A., in its capacity as Administrative Agent (the “Administrative Agent”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement (as defined below).

PRELIMINARY STATEMENTS

Reference is made to that certain Credit Agreement dated as August 4, 2003, by and among the Borrower, the Administrative Agent, Wells Fargo, as Syndication Agent, and the Lenders that are parties thereto (as amended, modified, supplemented or restated, the “Credit Agreement”).

Pursuant to Section 2.14 of the Credit Agreement, the Borrower has requested an increase in the Aggregate Revolving Commitments from $40,000,000 to $45,000,000.  Such increase in the Aggregate Revolving Commitments is to become effective on May 13, 2004 (the “Increase Effective Date”).  In connection with such requested increase in the Aggregate Revolving Commitments, the Borrower, the Administrative Agent, Bank of America and Wells Fargo hereby agree as follows:

1.             COMMITMENT INCREASE.  Effective as of the Increase Effective Date and provided that the Borrower has paid each of Bank of America and Wells Fargo a fee of $15,625.00 in immediately available funds, each of Bank of America and Wells Fargo agree to increase the amount of their respective Revolving Commitment to $22,500,000.  Each party waives any notice requirement in Section 2.14 of the Credit Agreement with respect to such increase.

2.             SCHEDULE 2.01.  Effective as of the Increase Effective Date, Schedule 2.01 to the Credit Agreement shall be amended to be in the form of Schedule 2.01 to this Agreement.

3.             RATIFICATION.  The Credit Agreement, as modified by this Agreement, is hereby ratified and confirmed in all respects.  Any reference to the Credit Agreement in any Loan Document shall be deemed to refer to the Credit Agreement, as modified by this Agreement.

4.             MISCELLANEOUS.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed entirely within such state, provided that each party hereto shall retain all rights under federal law.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

BORROWER:

CARRIAGE SERVICES, INC.

By:	/s/ Joseph Saporito
	Name:	Joseph Saporito
	Title:	Senior Vice President

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Suzanne M. Paul
	Name:	Suzanne M. Paul
	Title:	Vice President

LENDERS:

BANK OF AMERICA, N.A.

By:	/s/ Gary L. Mingle
	Name:	Gary L. Mingle
	Title:	Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Warren R. Ross
	Name:	Warren R. Ross
	Title:	Vice President

SCHEDULE 2.01

REVOLVING COMMITMENTS

AND REVOLVING PRO RATA SHARES

Lender	Revolving Commitment	Revolving Pro Rata Share

Bank of America, N.A.	$22,500,000	50.0%

Wells Fargo Bank, National Association	$22,500,000	50.0%

Total	$45,000,000	100.0%